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                                                        EXHIBIT 99



CONTACT:       R. M. ADAMOV
               CALIBER SYSTEM, INC.
               (330) 665-8894

                                                     FOR IMMEDIATE RELEASE

CALIBER SYSTEM REPLACES VIKING PRESIDENT;
TO CLOSE 30 TERMINALS AND ELIMINATE 1,500 VIKING POSITIONS; AND
PROVIDES FOURTH QUARTER OPERATIONS UPDATE

         AKRON, OHIO, DECEMBER 19, 1996 -- Daniel J. Sullivan, Chairman of the Board, President and CEO of Caliber System, Inc. (NYSE:CBB), today announced that Rodger G. Marticke, 48, will assume the position of President and CEO of Viking Freight, Inc., the Company's LTL operating unit based in San Jose, California. Marticke replaces Ronald G. Pelzel, 56, who will retire at year end. Replacing Marticke as President of Caliber Logistics is Thomas I. Escott, 44, formerly Caliber Logistics' Vice President - Sales & Marketing.

         Marticke has been President of Caliber Logistics, headquartered in Hudson, Ohio, since October 1, 1995. He held a number of senior management positions with Caliber (formerly Roadway Services, Inc.) from 1993 through 1995. Marticke was a Partner with the consulting firm of Temple, Barker & Sloane, Inc./Mercer Management Consulting from 1982 through 1992. He has a bachelor of arts from Cornell University and an MBA from the Harvard Business School.

         Pelzel guided the consolidation process of Viking's four regional carriers, including the convergence of diverse information systems which is now complete, and he established plans to close three regional headquarters. Pelzel will stay on for some period, serving as a consultant to Viking during the management transition.

         Sullivan said, "We have made progress at Viking in several areas such as in linehaul operations and improved revenue yields. However, Viking is still experiencing excessive losses from operations and continues to incur one-time costs from the consolidation process. Overall, we will report disappointing results at Viking in the fourth quarter of 1996 with operating losses continuing at approximately the same rate experienced in the third quarter. Although the losses at Viking will continue to negatively impact corporate profits, we expect Caliber to return to profitability, as previously stated, for the quarter and the Company will be profitable for the year."
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         "We are considering all options for Viking. Studies are being conducted, under my direction, by internal personnel and outside consulting teams, which include industry experts as well as corporate reengineering, consolidation and cost reduction specialists. In the interim, we will move forward with closing approximately 30 Viking terminals and reviewing other marginal facilities at Viking for potential closings. Additionally, it is our objective to eliminate approximately 1,500 positions at Viking in 1997. Both management and hourly work groups will be affected. We have also announced a wage freeze for Viking's salaried employees for the first half of 1997, or until operating results improve. Our employees are well aware of the need to reduce costs and maintain Viking's high quality of service and are committed to doing so."

         Escott has served as Caliber Logistics' Vice President - Sales & Marketing since January 1, 1994 and had been Vice President - R&D from November 1992 His prior employment included Associate Partner with Andersen Consulting and President of Whiteford Transport. He has a bachelor of science in engineering from Princeton University and an MBA from the Harvard Business School.

         This press release contains "forward-looking statements" regarding fourth quarter and year-end results as well as the impact of profit improvement actions. Such statements are based on current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from current expectations due to a number of factors including general economic conditions; competitive initiatives and pricing pressures; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by the Company's businesses; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; and the actual costs and effects of the continuing consolidation of the regional carriers.

         Caliber System, Inc. is a leading provider of value-added transportation, logistics and related information services. Its operating companies include RPS, a business-to-business small-package carrier; Viking Freight, a supplier of premium regional and national freight service; Caliber Logistics, a contract logistics provider; Roberts Express, a critical-shipment carrier; and Caliber Technology, a producer of integrated information services.

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